mercury

Separation Agreement and General Release

January 12, 2024
Revised as of January 24, 2024
Revised as of January 25, 2024

Mercury Systems, Inc. and its subsidiaries (the "Company") has notified the employee listed in the table below ("you" or the "Employee") that your employment will end on the Separation Date listed in the table below. This Separation Agreement and General Release (this "Agreement") outlines the special severance package and other consideration that the Company is offering to you in connection with your separation from the Company (the "Special Severance Package"). The table below has defined terms that are used throughout this Agreement:

Defined Term	**Meaning**
"You" or "Employee"	Christopher Cambria EVP, General Counsel, and Secretary 2650 Lake Shore Drive, Unit 2302, Riviera Beach, FL 33404
"Separation Date"	March 1, 2024
"Human Resources Business Partner"	Steve Ratner
"Number of Weeks of Salary Continuation after Termination of Employment"	78 weeks
"Due Date for Signed Agreement"	February 2, 2024

You must take the following actions to obtain the Special Severance Package:

1. You must sign this Agreement and then email that signed Agreement to Steve Ratner by the later of (a) the Due Date for Signed Agreement listed above, and (b) the end of the twenty-one (21) calendar day period after your receipt of this Agreement. If you cannot email the signed Agreement, please contact your Human Resources Business Partner for mailing instructions or other delivery options.

2. After the Separation Date, you must sign and deliver the Affirmation of Separation Agreement and General Release that is attached to this Agreement as Exhibit A (the "Affirmation") to the Company by email to Steve Ratner before the end of the twenty-one (21) calendar day period after the Separation Date. If you cannot email the Affimation, please contact your Human Resources Business Partner for mailing instructions or other delivery options.

3. You must not revoke this Agreement during the revocation period specified in the "Consideration/Revocation" section of this Agreement.

<u>Special Severance Package</u>

The Company will provide you with the Special Severance Package described below in consideration of your acceptance of all of the terms and conditions of this Agreement and subject to your compliance with the terms and conditions hereunder.

1. Continued Employment. The Company will continue your employment through and including the Separation Date.

2. Salary Continuation. The Company will pay your regular salary to you for a period of week(s) equal to the Number of Weeks of Salary Continuation after Termination of Employment listed in the table on page 1 of this Agreement (the "Salary Continuation Period"), less legally-required and voluntarily-authorized deductions (such payments, the "Salary Continuation").

   The Company will make the Salary Continuation payments to you beginning with the first payroll cycle after the Effective Date of the Affirmation. The Salary Continuation will be paid in equal installments on the Company's regularly scheduled paydays, without regard to your death or disability during such period.

3. Bonus. You will receive a lump sum payment of $883,931 reflecting your target bonus for the Salary Continuation Period plus 66.667% of your target annual bonus (excluding any potential over-achievement bonus) for Fiscal Year 2024.

   Any amount payable to you under this section will be paid to you as soon as administratively feasible following the Effective Date of the Affirmation.

4. Amendment to FY22 and FY24 Outstanding Equity Awards. Your outstanding fiscal 2022 equity awards shall be amended to provide the similar severance-based vesting as was included in your fiscal 2024 equity awards, such that by virtue of your execution of this Agreement, the vesting of your time-based awards granted in fiscal 2022 shall accelerate at the Separation Date for the number of shares that would vest thereunder during the 12-month period following your Separation Date, and the vesting of the performance awards shall be prorated based on the portion of the vesting period satisfied through the February 28, 2025, with the actual payout dependent on the Company's performance for the entire performance period. Your outstanding fiscal 2024 time-based equity awards shall be amended to provide that the vesting of your time-based awards granted in fiscal 2024 shall accelerate at the Separation Date for the number of shares that would vest thereunder during the 24-month period following your Separation Date, and the vesting of the performance awards shall be prorated based on the portion of the vesting period satisfied through the February 28, 2025, with the actual payout dependent on the Company's performance for the entire performance period.

5. Consulting Agreement. A 12-month post-employment consulting agreement with a monthly cash retainer of $33,133, under which you would provide legal advice, services and support as requested from time to time by the office of the General Counsel in connection with: (1) the transition of your duties and transfer of your knowledge to one or more employees of the Company; and (2) the prosecution or defense of any legal matters arising from any facts or circumstances in existence on or prior to the Separation Date (with your monthly hours under the consulting agreement not to exceed 20% of the typical monthly hours previously incurred by you during your final three years of employment with the Company). You may engage in other employment and consulting during the term of the consulting agreement provided that it does not unreasonably interfere with your ability to perform the services to Mercury. The form of consulting agreement is attached hereto as attachment A and will be executed as of the Separation Date.

6. Benefits. By virtue of your employment through March 1, 2024, you will continue to be eligible for medical, vision and/or dental coverage under the Company's group health plan at active employee rates through March 31, 2024, provided that you are currently a participant in such plan. In addition, if you currently participate in medical, vision and/or dental coverage under the Company's group health plan,

and you properly and timely elect to continue such coverage beginning April 1, 2024 in accordance with the continuation requirements of COBRA, then the Company shall pay the same portion of your premium as it pays with respect to active employees (at the same level of coverage for you and your covered dependents in effect immediately prior to the Separation Date) for a period of time equal to the Salary Continuation Period (unless your COBRA coverage period ends earlier) (the "COBRA Payment Period").

Following the COBRA Payment Period, and provided that the COBRA coverage period has not expired, you shall be entitled to continue your elected COBRA coverage for the remainder of the COBRA coverage period at your own and sole expense. Company payments of your COBRA premiums are subject to all the terms and conditions set forth in the Company's group health plan and are intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the "Code").

If the Company, in its sole discretion, determines that the payments of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the "Act") or Section 105(h) of the Code, the premium payments may be imputed as income and treated as taxable to you to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

If you become employed by another employer and are eligible for coverage under the group benefits plan of the new employer, then the Company will no longer pay premiums for COBRA continuation as of the date of eligibility. You agree to immediately notify the Company in writing of such new employment so that the Company receives such notification prior to the commencement of such new employment. You shall deliver such notice to Mercury Systems, Inc., Attention: Total Rewards, 50 Minuteman Road, Andover, MA 01810.

Your basic group life insurance coverage includes a portability provision. In accordance with this provision, you may elect within 30 days of the termination of your employment to continue this coverage at rates which are based on the portable pool experience of the applicable insurance provider.

7. Outplacement Services. The Company will provide you with outplacement services through a provider designated by the Company in an amount up to $30,000 at the level of executive outplacement.

8. Waiver of Reimbursement Obligations. The Company will waive any obligation that you reimburse the Company for tuition payments previously reimbursed to you, any signing bonus, or any relocation or immigration assistance paid or provided to you by the Company that would otherwise be required to be repaid to the Company in connection with the termination of your employment.

You understand and agree that you would not receive the monies and/or benefits specified above, except for your timely signing and non-revocation of this Agreement and the fulfillment of the promises contained herein. If you breach any provision of this Agreement, then you shall not be entitled to any additional monies and/or benefits specified above; however, your release of claims shall remain in effect.

Performance of Job Duties

You must continue to satisfactorily perform your job duties through January 29, 2024. Those actions include, but are not limited to, continuing to work your regularly scheduled hours, organizing your electronic and hard copy files for transition to appropriate persons designated by the Company, your professional and good faith

participation in any meetings with appropriate Company employees regarding your responsibilities and past and current projects, maintaining a professional, discreet, and collaborative demeanor during any interactions with Company employees, customers, suppliers, and/or consultants, and your performance of any other duties or projects that may be directed by the Company to assist with the transition of your duties. You are permitted to work remotely effective January 29, 2024, at which time you shall cease to be an executive officer of Mercury and will be given the title of Special Counsel. From January 29, 2024 through the Separation Date, you shall only be required to perform transition and other duties along the lines outlined in the Consulting Agreement discussed above.

Acknowledgements and Affirmations

You affirm that you have not filed, caused to be filed, or presently are a party to any claim against the Company. Nothing in this Agreement or these affirmations is intended to impair your rights under whistleblower laws or cause you to disclose your participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity. You also affirm that you have reported all hours worked as of the date you sign this Agreement and have been paid and/or have received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date you sign this Agreement, except for any payments due under the Special Severance Package. You also affirm you have been reimbursed for all necessary expenses or losses in following the Company's directions or incurred by you within the scope of your employment as of the date you sign this Agreement. You affirm that you have no known workplace injuries or occupational diseases. You further affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws. You also affirm that you have not reported internally to the Company any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud, and you have not been retaliated against for reporting any such allegations internally to the Company. You and the Company acknowledge your rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

General Release, Claims Not Released & Related Provisions

General Release. You, on your own behalf and on behalf of your heirs, executors, administrators, successors, and assigns, hereby voluntarily and knowingly release and forever discharge the Company and all of its predecessor, successor, parent, subsidiary, affiliated and related companies and all of their present, former and future directors, officers, trustees, members, attorneys, employees, shareholders, agents, successors, assigns and representatives, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries, individually and in their official capacities (collectively referred to as the "Releasees") of and from any and all claims, known or unknown, suspected or unsuspected, asserted or unasserted, arising or which may have existed at any time to the date of the signing of this Agreement, whether in law or equity, including, but not limited to, any claims arising from any alleged violation by Releasees of any federal, state or local statutes, ordinance or common laws, specifically including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Massachusetts Law Against Discrimination, G.L. c. 151 B, Massachusetts Wage Payment Statute, G.L. c. 149, § §148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., Massachusetts Wage and hour laws, G.L. c.

151§1A et seq.; the New Jersey Law Against Discrimination, N.J. Rev. Stat. § 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-3 et seq., and any and all other federal, state, county or local ordinances, statutes or regulations or public policy, all as may be amended, which may lawfully be released, and any other claim relating to or arising out of your employment with or separation from the Company, including, without limitation, any claim for costs, fees or other expenses including attorneys' fees in connection with these matters. Further, you hereby agree to resign from all affiliated Company director or fiduciary positions, including any board of directors, board committee, and benefit plan fiduciary positions with the Company and any parent, subsidiary, and affiliates of the Company.

Claims Not Released. You are not waiving any rights you may have to: (i) your own vested or accrued employee benefits under any applicable Company qualified retirement benefit plan and non-qualified deferred compensation matching plan as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement or the Consulting Agreement.

Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits you from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Securities and Exchange Commission) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, your rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality, non-disparagement, and return of property clauses, prohibits you from: (i) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (iii) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. You are not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs. Additionally, nothing in this Agreement prohibits or prevents you from testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of the Company or any agents or employees of the Company, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the Legislature.

Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party relating to facts or circumstances arising on or prior to the Separation Date.

Waiver of Civil Code Section 1542

The following provision is applicable to you only if you have worked for the Company in California.

To effect a full and complete general release as described above, you expressly waive and relinquish all rights and benefits of section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

> ***A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.***

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

Non-Disclosure

You agree that you will not disclose, directly or indirectly, the existence of this Agreement or any terms or provisions of this Agreement, except: (a) to members of your immediate family, on the condition that they be advised that they cannot further disclose the same to others; (b) as may be necessary to obtain professional legal, tax and/or financial planning advice; (c) as required by applicable law; and/or (d) to any federal, state or local government agency. For purposes of this paragraph, "immediate family" includes spouse, parents and children. By signing this Agreement, your signature affirms that you have not previously breached this paragraph. You acknowledge this provision constitutes a material inducement to the Company to enter into this Agreement. Nothing in this Agreement has the purpose or effect of preventing you from making truthful disclosures about alleged unlawful conduct. Additionally, this provision shall not be construed to limit your rights under the National Labor Relations Act including, but not limited to, the right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers, and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the National Labor Relations Board.

Non-Disparagement

You agree that you will refrain from making false statements that are maliciously disparaging or defamatory about Releasees, or Releasees' customers, suppliers, or vendors, including but not limited to

communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor, on blogs, by text or email or other electronic means. This provision does not prohibit you from making truthful statements about the terms or conditions of your employment, or from exercising your rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations.

The Company will direct its Board of Directors and Executive Leadership team to refrain from making false statements that are maliciously disparaging or defamatory of you.

Protection of Confidential Information

You further agree that you have not and will never, directly or indirectly, use or disclose any Confidential Information of Releasees. For purposes of this Agreement, "Confidential Information" is defined as any and all information not generally known to others with whom Releasees do business, or plan to compete or do business (including, without limitation, information related to Releasees' services, customers, customer lists, markets, developments, inventions, processes, formulas, technology, marketing, finances and all other business information), and also includes comparable information that Releasees receive or have received belonging to others who do business with Releasees. This obligation specifically includes, but is not limited to, information protected from disclosure by the Health Insurance Portability and Accountability Act, the Americans with Disabilities Act and all other federal and state laws governing the confidentiality of employee information. Confidential Information includes all information that Releasees receive or have received from others with any understanding, express or implied, that it will not be disclosed. Confidential information does not include information regarding wages or other terms and conditions of employment. Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit against the Company for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You acknowledge and recognize that any disclosure of Confidential Information by you may give rise to irreparable injury to Releasees, which may not be adequately compensated by monetary damages, and that Releasees shall be entitled, in addition to any other damages, to obtain without posting a bond, an injunction restraining you from disclosing, in whole or in part, the Confidential Information (or from rendering services to any person or entity to whom such Confidential Information, in whole or in part, may be or has been disclosed).

Return of Property

Except as provided otherwise in this Agreement or by law, you agree to return to the Company immediately upon your separation or as otherwise requested by the Company, without copying or otherwise reproducing, all the Company property, including without limitation, Confidential Information, computer and paper files, mailing lists, reports, memoranda, records, computer hardware, software, data, cellular telephones, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and that you will not retain any copies, duplicates, reproductions or excerpts thereof.

Assignment of Intellectual Property

You hereby assign to the Company any right, title and interest to all Intellectual Property, to the maximum extent permitted by applicable law. You agree to sign any and all applications for domestic or foreign patents,

copyrights, and other proprietary rights and to do such other acts (including, among others, the signing and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property, to the maximum extent permitted by applicable law. You will not charge the Company for time spent in complying with these obligations. For purposes of this Agreement, "Intellectual Property" means inventions, copyrightable works, discoveries, developments, clinical and other research materials, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others) during your employment that relate in any way to the business, products or services of the Company or to any prospective activity of the Company, or which were assisted in any way by Company resources or facilities. Intellectual Property includes, without limitation, all Confidential Information. Furthermore, you acknowledge and agree that, without obtaining prior written authorization from the Company's General Counsel, you are prohibited from (a) publishing any information or materials related to or arising out of your employment at the Company, and (b) mentioning the Company in any published work.

Enforcement of Covenants

You agree that if you violate any of the foregoing covenants, then in addition to all other remedies that may be available and damages that may be awarded to the Company, you shall continue to be bound by the restrictions set forth in such covenant until a period of twelve (12) months has expired without any violation of such provision, to the maximum extent permitted by applicable law. You further acknowledge that the scope of prohibited activities and time duration of these restrictions are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company. You further acknowledge that assertion of a breach of this Agreement by the Company shall not serve as a defense to claims arising from the Company's enforcement of this Agreement.

No Admission

You acknowledge and agree that the existence and signing of this Agreement shall not be considered as an admission by Releasees of wrongdoing or any liability, error, violation or omission. The purpose of this Agreement is to "buy peace" from future claims.

Cooperation

You agree that following the separation of your employment with the Company, you will cooperate fully with the Company, subject to and in accordance with the terms of the Consulting Agreement, upon the Company's written request with reasonable notice, in relation to the defense, prosecution or other involvement by the Company, in any continuing or future claims, lawsuits, charges, audits and internal or external investigations that arise out of events or business matters that occurred during your employment with the Company to the extent you are not taking a position adverse to the Company in such matters. This continuing duty of cooperation shall include you being available to the Company, upon reasonable notice, for depositions, interviews and appearances as a witness, and furnishing information to the Company and its legal counsel upon request. The Company agrees to reimburse you for reasonably documented travel, food, and lodging expenses in connection with the aforementioned cooperation. If you are employed at a new employer, you shall not be required, in connection with the aforementioned cooperation, to be absent from your employment in a manner that causes you to lose wages or to use up paid vacation time granted to you by your new employer unless you are fairly compensated for such lost wages or lost paid vacation time.

Further, you agree to be available to the Company, upon reasonable notice, to answer questions regarding matters in addition to the legal matters discussed in the above paragraph on the same terms as set forth above.

Entire Agreement

This Agreement and the Consulting Agreement constitute the entire agreement between you and Releasees and supersedes all prior and contemporaneous agreements, communications and understandings, written or oral, with respect to all matters including, but not limited to, your employment and its separation; provided, however, that this Agreement shall not terminate or supersede any ongoing obligations you may have pursuant to your Confidentiality Agreement with the Company, and any and all arbitration, intellectual property, non-compete, restrictive covenant, non-solicitation, non-disclosure, or confidentiality agreements between you and the Company that exist on the date of this Agreement which shall remain in full force and effect according to their terms. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of this Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

Understanding and Governing Law

In signing this Agreement, you give the Company assurance that you have read and understand all provisions of this Agreement and that you have signed this Agreement freely and voluntarily. You acknowledge and understand that this Agreement will be governed by and interpreted in accordance with the laws of the state in which you worked for the Company as of the date you sign this Agreement, without giving effect to its conflicts of laws provisions. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. If any portion of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Remedies Upon Breach

You agree and understand that if you breach any term of this Agreement, in addition to all other remedies available to Releasees in law and in equity, the Company shall be entitled to: (a) discontinue its obligations under this Agreement; (b) recover any and all expenses (including costs and attorneys' fees) incurred in recovering any and all consideration paid to you pursuant to this Agreement; and (c) obtain a court order enforcing the breached provision(s) of this Agreement. You further understand that you could be held liable in monetary damages to Releasees for any action constituting a breach under this Agreement. This paragraph does not limit the right of Releasees to sue for breach of this Agreement and obtain injunctive relief in connection therewith, nor does it limit your right to sue for breach of this Agreement and obtain injunctive relief in connection therewith. You acknowledge and agree that the return of any consideration paid to you pursuant to this Agreement shall not affect the validity of this Agreement. You shall have no automatic repayment obligations if you were to challenge the Age Discrimination in Employment Act waiver only.

Consideration/Revocation

The Company wants to be certain that this Agreement, and the consideration (including the Special Severance Package) provided hereunder, will resolve any concerns you may have. The Company therefore encourages you to carefully consider the terms of this Agreement and to seek the advice of an attorney before signing it.

You acknowledge that you have had a period of at least twenty-one (21) calendar days to consider the terms of this Agreement. You may sign this Agreement and return it to your Human Resources Business Partner at any time within this twenty-one (21) calendar day period.

You may revoke this Agreement during the seven (7) calendar days immediately following your signing of this Agreement by submitting a revocation, in writing, to your Human Resources Business Partner. The revocation must be postmarked, or if personally delivered received by your Human Resources Business Partner, within seven (7) calendar days after you sign or enter into this Agreement.

If you do not revoke this Agreement prior to the expiration of this seven (7) day period, this Agreement shall take effect at that time as a legally binding agreement between you and the Company on the basis set forth herein (the "Effective Date").

If you accept the terms of this Agreement, please sign below and return this Agreement to your Human Resources Business Partner on or before the end of the twenty-one (21) calendar day period after your receipt of this Agreement.

YOU ARE HEREBY ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND ANY AND ALL INFORMATION PROVIDED, AND ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO SIGN THIS SEPARATION AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST MERCURY SYSTEMS, INC. AND RELEASEES.

Sincerely,

Steve Ratner
Executive Vice President & CHRO

mercury

This is a legal document. You have been advised to consult with an attorney prior to signing this Agreement.

By signing this Agreement, you acknowledge and affirm that you are competent, that you were provided at least twenty-one (21) calendar days to review and consider this Agreement with an attorney of your choice, that you have read and understand and accept this document as fully and finally waiving and releasing any and all claims and rights which you may have against Releasees (as defined above), including any and all claims and rights under the Age Discrimination in Employment Act, that you have received and understood all information required by the Age Discrimination in Employment Act, that no promises or inducements have been made to you except as set forth in this Agreement, and that you have signed this Agreement freely, knowingly and voluntarily, intending to be legally bound by its terms.

Intending to be legally bound, I have signed this Agreement as of the date set forth below.

Signature: ______________________

Name: Christopher Cambria
Christopher Cambria

Date: January 25, 2024

EXHIBIT A

AFFIRMATION OF SEPARATION AGREEMENT AND GENERAL RELEASE

On ______________________________, 2024, I voluntarily signed a Separation Agreement and General Release with Mercury Systems, Inc. and its subsidiaries (the "Company"). I was provided an opportunity to consider the Separation Agreement and General Release pursuant to the terms of the Separation Agreement and General Release. I was advised by the Company in the Separation Agreement and General Release to consult with an attorney of my choosing prior to signing the Separation Agreement and General Release.

I have not revoked my acceptance or signing of that Separation Agreement and General Release. Pursuant to my obligations as set forth in the Separation Agreement and General Release and in consideration of the promises and benefits provided to me pursuant to the Separation Agreement and General Release, I hereby reaffirm, restate effective as of today and incorporate by reference my acceptance of the terms of that Separation Agreement and General Release, including but not limited to my release of any and all claims against the Company and Releasees arising out of my employment with the Company, as set forth in the Separation Agreement and General Release.

I acknowledge and agree that I have not filed, caused to be filed, or presently are a party to any claim against the Company. I have reported all hours worked as of the date set forth below, and have been paid and/or have received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date set forth below, excluded any payments to be made pursuant to the Separation Agreement and General Release. I also affirm that I have been reimbursed for all necessary expenses or losses in following the Company's directions or incurred by me within the scope of my employment. I affirm that I have no known workplace injuries or occupational diseases. I further affirm that I have been granted any leave to which I was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws. I also affirm that I have not reported internally to the Company any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud, and I have not been retaliated against for reporting any such allegations internally to the Company. I acknowledge my rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

I have returned all of the Company's property, including, but not limited to, any and all documents, records, identification cards, keys, computer or other electronic equipment, telephones, computer access codes, electronic storage devices, instructional or personnel manuals, and other physical property, which I received or prepared or helped to prepare in connection with my employment with the Company, as well as all Confidential Information as defined in the Separation Agreement and General Release. I agree that I have not kept copies of any Confidential Information in any form, whether print, electronic or otherwise. I agree that I have disclosed to the Company all passwords that I used to access the Company's computer and other systems.

I warrant and represent that I have not breached any of my obligations pursuant to the Separation Agreement and General Release. Moreover, I understand and acknowledge that the Company may void this Affirmation and the Separation Agreement and General Release (and the benefits offered therein) if I have engaged in any intentional misconduct that the Company determines, by unanimous vote of the Board of

Directors, is materially and adversely harmful to the Company prior to the effective date of this Affirmation (the "Effective Date of the Affirmation"). I understand that if the Company voids this Affirmation and the Separation Agreement and General Release based on my inappropriate conduct, the benefits of the Separation Agreement and General Release will not be available to me.

I acknowledge that I have been encouraged to carefully consider the terms of this Affirmation and to seek the advice of an attorney before signing it. I also acknowledge that I have had at least twenty-one (21) calendar days to consider the terms of this Affirmation, and that I have been advised that I may revoke this Affirmation at any time during the seven (7) days immediately following my signing of this Affirmation by submitting a written revocation to Steve Ratner, EVP, Chief Human Resources Officer. If not revoked, the eighth day after I sign this Affirmation is the Effective Date of the Affirmation.

Intending to be legally bound, I have signed this Affirmation as of the date set forth below.

Signature: ____________________________

Name: ____________________________
Christopher Cambria

Date: ____________________________

ATTACHMENT A

Consulting Agreement

[attached]

Does not contain Technical Data.
//Private and Restricted/No Tech Data//

CONSULTANT AGREEMENT

This Consultant Agreement ("Agreement") is made and entered into effective this 25th day of January, 2024 ("Effective Date"), by and between Christopher Cambria with a place of business located at 2650 Lake Shore Drive, Unit 2302, Riviera Beach, FL 33404 ("Consultant") and Mercury Systems, Inc. with a principal place of business located at 50 Minuteman Road, Andover, MA 01810 ("Mercury") (each, a "Party" and, collectively, the "Parties").

WHEREAS, Mercury has the need for the provision of certain services; and

WHEREAS, Consultant has been employed by Mercury as General Counsel and Senior Counsel from August 1, 2016 and has represented to Mercury that he has the requisite expertise to provide the services; and

WHEREAS, Mercury desires to retain Consultant, and Consultant has agreed, to provide the services on the terms and conditions set forth herein, following the termination of Consultant's employment with Mercury.

NOW, THEREFORE, in consideration of the mutual agreements herein contained Consultant and Mercury hereby agree as follows:

1. Definitions

1.1. "Deliverables" means all data, information, materials, inventions, computer programs and computer software (including, without limitation, all source code), designs, samples, specifications, schematics, processes and formulae, development tools, inventions, ideas, concepts, know-how, techniques, materials, flow charts, outlines, lists, compilations, manuscripts, writings and pictorial materials, and all documentation and media constituting, describing, or relating to the foregoing including, without limitation, manuals, memoranda, records, and deliverables, conceived, created, developed, and/or reduced to practice during the term of this Agreement in connection with a Statement of Work by Consultant, or jointly by Mercury and Consultant, or otherwise by Consultant pursuant to specifications or materials provided by Mercury.

1.2. "Force Majeure Event" [RESERVED]

1.3. "Mercury Content" means the specifications and/or materials, proprietary tools, and methodologies including, but not limited to software and hardware, provided by Mercury to Consultant or of which Consultant otherwise becomes aware.

1.4. "Services" means the services provided by Consultant to Mercury pursuant to this Agreement, as further described in each Statement of Work.

1.5. "Standard Tools" means Consultant's proprietary tools, methodologies, and materials developed prior to the performance of Services and used by Consultant in the performance of the Services.

1.6. "Statement of Work" means the executed Statement of Work that is attached to this Agreement as an exhibit that describes the Services to be performed by Consultant for Mercury. Such a Statement of Work shall be in the form of the template statement of work set forth as Exhibit A to this Agreement.

1.7. "Third Party Content" means the third party specifications and/or materials, tools, and methodologies, including, but not limited to software and hardware, and other third party data and information provided by Mercury to Consultant or of which Consultant becomes aware.

2. Services

2.1. Scope of Services. Consultant shall provide Mercury with the Services, as described in and agreed to by Consultant in one or more Statements of Work, in accordance with the specifications, requirements, and timeframes set forth therein. The provision of Services by Consultant shall be subject to and governed by the terms and conditions of this Agreement and the terms and conditions stated in the Statement of Work. No Services shall be provided by virtue of this Agreement alone but shall be provided in accordance with the applicable Statement of Work. If there is a discrepancy between the Statement of Work and this Agreement, this Agreement shall control unless the Statement of Work specifically references and amends a section of this Agreement. As appropriate, each Statement of Work will describe the work to be done, results to be achieved, the fees or other charges, the start date, and the particular employees or other personnel provided. Each Statement of Work will provide the project objectives and scope of Services, the roles and responsibilities of Consultant and Mercury, Deliverables, acceptance criteria, project management, and quality approach, as well as other required details. Unless otherwise set forth in the applicable Statement of Work, all written Deliverables delivered to Mercury shall be written in the English language.

2.2. Scheduling. Consultant shall provide all Services and Deliverables in accordance with the timeframes established in the applicable Statement of Work. Consultant shall provide Mercury with advance written notice in the event Consultant foresees any difficulties in meeting the timeframes or costs established in the applicable Statement of Work. For the avoidance of doubt, any modified timeframes and additional costs shall be subject to Mercury's prior written consent. Consultant will not exceed any estimate of time, fees, or costs without the prior written consent of Mercury.

2.3. Service Management. Consultant will be solely responsible for managing the relationship with Mercury and will:

(a) be the primary contact for Mercury in dealing with operational issues arising under this Agreement;

(b) have overall responsibility for managing and coordinating the delivery of the Services;

(c) meet as needed with Mercury's authorized representatives within the parameters established by the Statement of Work; and

(d) have the power and authority to make decisions with respect to actions to be taken in the ordinary course of day-to-day performance of the Services in accordance with this Agreement.

2.4. Consultant Relationship and Benefits. Consultant is not entitled to any compensation (except as agreed to in a Statement of Work) or benefits from Mercury, including but not limited to retirement, medical coverage, life insurance, or other benefits, which may be afforded to Mercury's regular employees (other than as set forth in a separate agreement between the Parties such a separation agreement for a former Mercury employee).

2.5. Subcontractors. Consultant shall not delegate any Services to be performed under this Agreement to a subcontractor.

2.6. Corrective Actions. If the Services are not provided with the skill and expertise required by this Agreement, Consultant shall undertake the following corrective actions for any problem or issue reported by Mercury:

(a) Mercury will notify Consultant when there is a problem or issue with the delivery of Services (including any breach of law or inappropriate conduct of any Consultant).

(b) Consultant will meet or confer with Mercury within one (1) business day (or such other time as mutually agreed upon by the Parties) to assess the delivery problems or issues and develop a corrective action plan.

(c) Unless mutually agreed upon by the Parties, the corrective action plan shall provide remedy:

(i) for critical business matters within one (1) business day including removal of the subject employee or other personnel, if requested by Mercury; and

(ii) for normal business matters within five (5) business days including removal of the subject employee or other personnel, if requested by Mercury.

2.7. Security. Consultant shall comply with the Mercury's rules and regulations, including those relating to access and security as in effect from time to time, as a condition to being provided access to Mercury's facilities or systems. Mercury's facilities contain export-controlled information and items as well as U.S. government-classified information and items. Mercury is required by law to ensure that unauthorized persons do not have access to such information and items. To enable Mercury to comply with all applicable requirements relating to such matters, Mercury reserves the right, at any time while Consultant is at Mercury's facilities, to search the belongings of Consultant and to require that Consultant empty any pockets and other concealed areas of clothing and display the contents of those pockets and areas to Mercury's authorized representatives.

2.8. Final Acceptance Procedure.

(a) Except as otherwise provided in a Statement of Work, upon completion of each Deliverable identified under a Statement of Work and delivery of such Deliverable to Mercury, Consultant shall advise Mercury in writing that Mercury must provide Consultant with written notice of its acceptance or rejection of the Deliverable.

(b) Except as otherwise provided in a Statement of Work, Mercury shall respond within thirty (30) days of its receipt of the request either (i) finally accepting the Deliverable, or (ii) notifying Consultant of its rejection of the Deliverable and detailing and documenting what it considers to be incomplete or not performing in accordance with the material specifications, including a description of such deficiency that is the basis for rejection of such Deliverable.

(c) If a deficiency is claimed, Consultant shall respond to Mercury within ten (10) days of receipt of Mercury's response with a plan to cure the deficiency. The plan shall include the period required to cure the deficiency, provided, however, that the cure period may not exceed thirty (30) days. After completing its efforts to cure the Deliverable, Consultant shall provide Mercury with the revised Deliverable and the acceptance procedure described herein will be followed again. If Mercury, at any time in its sole discretion, determines that the deficiency has not been cured to Mercury's satisfaction and/or that the revised Deliverable does not otherwise conform to its specifications or applicable documentation, Mercury shall have the option to extend the cure period or terminate the applicable Statement of Work. If Mercury chooses to terminate the Statement of Work, Mercury, in its sole discretion shall either (i) retain all other Deliverables and receive a full refund of all fees paid for the unaccepted Deliverable, or (ii) if Mercury reasonably believes that the conforming Deliverables have insufficient value without successful delivery by Consultant of all Deliverables contemplated in the applicable Statement of Work, return all Deliverables and receive a full refund of all fees paid under the Statement of Work. Mercury shall not be charged for Consultant's cure of any deficiency in any Deliverable provided to Mercury for testing pursuant to Section 2.9(a) whether the applicable engagement is a time and materials or fixed rate engagement.

(d) To the extent that Deliverables that have been returned to Consultant contain any Confidential Information of Mercury or any third party, Consultant shall destroy all notes, memoranda, programs or other materials, wherever located, which Consultant made or possesses relating in any way to any of the foregoing and confirm such destruction to Mercury in writing.

3. <u>Service Changes</u>

3.1. [RESERVED]

4. <u>Fees and Expenses</u>

4.1. Services Fee. Mercury shall pay Consultant for Services provided under a Statement of Work in accordance with any one or all of the following, as specified in the applicable Statement of Work:

(a) Time and materials at an individual rate per hour worked per individual furnished by Consultant;

(b) A fixed rate for completion of all Services and delivery of all conforming Deliverables; or

(c) At any other rate agreed to by Mercury and Consultant, set forth in such Statement of Work.

4.2. Travel and Other Expenses. Mercury shall reimburse Consultant for all reasonable out-of-pocket travel and other expenses (over and above normal daily expenses of working and commuting) incurred by Consultant in connection with Services as further provided under a Statement of Work. All such travel and other expenses must be authorized by Mercury prior to being incurred unless otherwise provided in the applicable Statement of Work.

4.3. Additional Charges. Mercury shall also pay, as additional charges under this Agreement, amounts equal to any taxes, however designated, levied, or based on this Agreement, or on Services provided hereunder, including state or local sales taxes, value added taxes, and use or service taxes, if applicable, or amounts in lieu thereof paid or payable by Consultant in respect of the foregoing, excluding any taxes based upon Consultant's net or gross income. In the event that any tax levied hereunder is later held to be invalid, Consultant shall refund to Mercury any amount paid by Mercury of the tax held to be invalid.

4.4. Invoices. Mercury shall pay Consultant the fixed services fee on the date specified in the Statement of Work, as well as all undisputed amounts of Consultant's travel and other expenses, if applicable, within thirty (30) days of Mercury's receipt of an applicable monthly invoice from Consultant. All invoices and any taxes and other payments due under this Agreement shall be paid in US dollars.

5. Proprietary Information

Mercury may from time to time communicate to Consultant, or Consultant may otherwise gain access to, certain proprietary business and/or technical information with respect to Mercury's operations, business plans, and/or intellectual property (the "Information"). Information for purposes of this Section shall also include Deliverables. Consultant shall treat all Information as proprietary, whether or not so identified, and shall not disclose, or permit the disclosure of, any Information without the prior written consent of Mercury. Consultant shall limit the use and disclosure of the Information within its organization to the extent necessary to perform its obligations hereunder. Consultant shall ensure that its employees and other personnel or others to whom it gives, or whom may otherwise gain access to, the Information under the terms of this Agreement shall comply with the obligations of confidentiality set forth in this Section 5. If Consultant is an individual, Consultant shall execute an Acknowledgement of Proprietary Information and Confidentiality Obligations in the form of Attachment 1 attached hereto prior to the date that Consultant performs any Services for Mercury and shall provide a signed copy of such form to Mercury.

6. Intellectual Property

6.1. Deliverables. All Deliverables shall belong exclusively to Mercury. Consultant acknowledges that all Deliverables are being created for Mercury as "works made for hire" and shall be the exclusive property of Mercury. To the extent the Deliverables are not deemed a "work for hire" under applicable law, Consultant hereby irrevocably assigns and transfers to Mercury all right, title and interest in the Deliverables, including but not limited to patent and copyright interests and rights to create derivative works, and shall execute all documents reasonably required and provide all assistance reasonably necessary for Mercury to perfect its rights in such Deliverables.

6.2. Consultant Tools. All of Consultant's Standard Tools shall remain the property of Consultant. If any Standard Tools are used or incorporated into Deliverables by Consultant in its performance of the Services hereunder, Consultant hereby grants to Mercury a perpetual, irrevocable, nonexclusive, worldwide, royalty-free, paid-up license to use, display, copy, and modify such Standard Tools in connection with Mercury's use of such Deliverable.

6.3. Mercury Content. All Mercury Content is owned solely by Mercury and is the Confidential Information of Mercury. Subject to the terms and conditions of this Agreement Mercury grants to Consultant a worldwide, royalty-free, non-exclusive and non-transferable license to store, manage and use any Mercury Content provided to Consultant by Mercury, all solely in connection with and for the purposes of providing the Services to Mercury hereunder. Such license shall terminate immediately upon the termination of this Agreement or earlier, upon completion of the Statement of Work.

6.4. Third Party Content. All Third Party Content is owned solely by Mercury or the applicable third party and shall be considered the Confidential Information of Mercury and such third party. Subject to the terms and conditions of this Agreement, Mercury grants to Consultant a limited, non-exclusive, non-transferable and revocable right to use, the Third Party Content solely in connection with and for the purposes of providing the Services to Mercury hereunder subject to any restrictions imposed by such third party. Such right of use shall terminate immediately upon the misuse of such Third Party Content by Consultant, the termination of this Agreement, or upon completion of the Statement of Work, whichever occurs first.

6.5. Restrictions. Consultant agrees that she will not: (i) permit any third party to use Mercury Content or the Third Party Content; (ii) sell, rent, license or otherwise use Mercury Content or the Third Party Content for any purpose other than as expressly authorized under this Agreement; or (iii) allow or cause any information accessed or made available through use of the Mercury Content or Third Party Content to be published, redistributed, retransmitted, or used for any purpose other than as expressly authorized under this Agreement.

6.6. No Modifications; Reverse Engineering. Consultant agrees not to modify the Mercury Content or the Third Party Content in any way, enhance or otherwise create derivative works based upon the Mercury Content or the Third Party Content or reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the Mercury Content or the Third Party Content, without Mercury's express prior consent.

6.7. Compliance. In connection with its access to and use of the Mercury Content and the Third Party Content, Consultant will comply with all applicable security policies and procedures required by Mercury. Consultant will advise Mercury immediately in the event that it learns or has reason to believe that any person who has obtained access to Mercury Content or the Third Party Content through Consultant has violated or intends to violate the terms of this Agreement and will cooperate with Mercury in seeking injunctive or other equitable relief. Consultant further agrees to immediately discontinue use of Mercury Content or Third Party Content, if requested, for any security reasons cited by Mercury or such third party.

6.8. Modifications. Mercury reserves the right to modify or eliminate any portion of the Mercury Content or Third Party Content in any way at any time.

6.9. No Warranties. The Mercury Content or Third Party Content is provided "AS IS" and with no representation or warranty.

6.10. DISCLAIMERS. MERCURY FOR ITSELF AND ANY RELEVANT LICENSORS EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE MERCURY CONTENT OR THIRD PARTY CONTENT TO BE PROVIDED HEREUNDER, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY OF SERVICES.

6.11. Termination. Mercury may terminate use of the Mercury Content or the Third Party Content by Consultant immediately and without prior notice in the event of the failure of Consultant to comply with the provisions of Section 6.5.

7. Compliance With Law; Change in Law

7.1. Compliance. Each Party will perform its/his obligations hereunder in a manner that complies with all applicable U.S. federal and state laws, rules, regulations, and applicable non-U.S. laws, regulations, ordinances, and codes (including identifying and procuring required permits, certificates, approvals, and inspections). As applicable, Consultant shall, in accordance with Massachusetts regulation 201 CMR 17.00, implement and maintain appropriate security measures for the protection of personal information. If a charge of non-compliance by either Party with any such laws, regulations, ordinances, policies or codes is made, the Party charged with such non-compliance will promptly notify the other Party of such charges in writing and any remediation plan.

7.2. Notice of Material Adverse Effects. Consultant will promptly notify Mercury of:

(a) any notice of violation of any applicable statutes, ordinances, orders, judgments, decrees, rules, or regulations promulgated by any regulatory, administrative, or judicial authority that relates to the performance of the Services or which may have a material adverse effect on its ability to fulfill its duties and obligations under this Agreement;

(b) the commencement of any litigation or any regulatory, administrative, or judicial proceeding or investigation adverse to Consultant that relates to the performance of the Services or which may have a material adverse effect on its ability to fulfill its duties and obligations under this Agreement;

(c) any other event relating to Consultant which may have a material adverse effect on its ability to perform the Services or fulfill its duties and obligations under this Agreement, as the case may be; and

(d) any breach or suspected breach by Consultant or its employees, other personnel, or Approved Subcontractors of any confidentiality provision hereunder or any misuse of, or improper access to any proprietary intellectual property of Mercury, Mercury Content, or Third Party Content by Consultant or its employees, other personnel, or Approved Subcontractors.

8. Export

Consultant recognizes and understands that the information and intellectual property disclosed under this Agreement and any Statement of Work are or may be subject to U.S. and local country export and import laws, regulations, and controls. Accordingly, Consultant shall not export, re-export, license/sub-license, sell, loan, lease, or distribute by any means, including electronically, either directly or indirectly, separately or embedded in either software or any product(s) utilizing the information and intellectual property, any such information or intellectual property received under this Agreement, without first obtaining the written approval from Mercury, as well as complying with all export and import regulations and applicable laws and obtaining all approvals and licenses from the U.S. Department of Commerce, U.S. Department of State, or any other appropriate U.S. and/or local government agency, at its own cost and expense.

9. Warranties

9.1. Performance. Consultant represents and warrants that (i) he will perform the Services hereunder in a good and workmanlike manner in the estimated and projected time specified; (ii) the Deliverables and Services will conform to the specifications or requirements stated in the Statement of Work; and (iii) no Deliverable will contain open source software or freeware unless Mercury has specifically authorized such use in writing.

9.2. Execution, Delivery. (a) Consultant represents and warrants that the execution, delivery and performance by Consultant of this Agreement (i) require no action by or in respect of, or filing with, any governmental body, agency or official other than those which have already been duly taken or made or will be duly taken or made as and when required, (ii) do not contravene or constitute a default under any provision of applicable law or regulation or any agreement, judgment, order, decree or other instrument binding upon Consultant, and (iii) this Agreement constitutes a legal, valid and binding obligation. Consultant agrees to inform Mercury immediately if any statement set forth in this Section 9.2 ceases to be true and correct as of any date after the Effective Date.

(b) Mercury represents and warrants that this Agreement has been duly authorized by all necessary corporate action and that the execution, delivery and performance by Consultant of this Agreement (i) require no action by or in respect of, or filing with, any governmental body, agency or official other than those which have already been duly taken or made or will be duly taken or made as and when required, (ii) do not contravene or constitute a default under any provision of applicable law or regulation or any agreement, judgment, order, decree or other instrument binding upon Mercury, and (iii) this Agreement has been duly executed by an authorized representative of Mercury and constitutes a legal, valid and binding obligation of Mercury. Mercury agrees to inform Consultant immediately if any statement set forth in this Section 9.2 ceases to be true and correct as of any date after the Effective Date.

9.3. Records Retention. Consultant represents and warrants that she shall keep proper and sufficient books of account and records and supporting documentation sufficient to document the performance of its obligations hereunder and the related fees charged to Mercury with respect to Services provided hereunder and shall make such books of account and records and supporting documentation available to Mercury for audit. Consultant represents and warrants that he shall retain such books of account, records and supporting documentation until not earlier than seven (7) years following the completion of the Services to which such performance and fees relate.

9.4. Citizenship, Permanent Residence. Consultant represents and warrants that he is a citizen of the United States.

9.5. Disclaimers. THE WARRANTIES STATED HEREIN SHALL BE IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. Indemnification

10.1. Intellectual Property Indemnification.

(a) By Consultant. Consultant shall defend at his sole cost and expense or, at its option, settle, any claim or proceeding brought against Mercury to the extent that it is based on an assertion that the Deliverables or the Services constitute infringement of any United States patent or copyright or misappropriation of a trade secret, and shall indemnify and hold Mercury harmless from and against all costs, damages and expenses, including reasonable attorney's fees, asserted against Mercury which result from any such claim. Without limiting the generality of the foregoing, should the Deliverables or Services or any part thereof become, or in Consultant's opinion be likely to become, the subject of a claim of infringement or the like under applicable patent or copyright or trade secret laws, Consultant shall either procure for Mercury the right to continue using the Deliverables or Services, or to replace or modify the Deliverables or Services, without changing their functional capabilities, so that the Deliverables or Services becomes non-infringing. If Consultant is unable to do either of the foregoing within thirty (30) days, upon request Consultant shall refund the entire fees paid to Consultant by Mercury prorated to reflect

use of the Deliverable or Services by Mercury prior to commencement of the Claim or proceeding described herein.

(b) By Mercury. Mercury shall defend at its sole cost and expense or, at its option, settle, any claim or proceeding brought against Consultant to the extent that it is based on an assertion that the Mercury Content and/or Third Party Content provided by Mercury to Consultant constitutes infringement of any patent or copyright or misappropriation of a trade secret, and shall indemnify and hold Consultant harmless from and against all costs, damages and expenses, including reasonable attorney's fees, asserted against Consultant which result from any such claim, provided that Consultant notifies Mercury promptly in writing of any such claim or proceeding. This subsection shall constitute Consultant's sole remedy as to matters covered in this subsection.

10.2. Personal Injury and Property Damage. Each Party shall indemnify, defend, and hold harmless the other Party from and against all claims and actions and all damages, costs and expenses incidental to such claims or actions (including reasonable attorney's fees), based upon or arising out of damage to property or injuries to persons or other tortious acts caused or contributed to by the indemnifying Party or anyone acting under its/his direction or control or on its/his behalf in the course of its performance under this Agreement, provided that each Party's aforesaid indemnity and hold harmless agreement shall not be applicable to any liability based upon the negligence of the other Party.

10.3. Export Related Claims. Consultant shall indemnify, defend, and hold harmless Mercury from and against all claims and actions and all damages, costs, and expenses incidental to claims or actions (including reasonable attorneys' fees) based upon or arising out of Consultant's failure to comply with Section 8 of this Agreement.

10.4. Content Indemnification. Consultant shall indemnify, defend, and hold harmless Mercury from and against all claims and actions and all damages, costs and expenses incidental to claims or actions (including reasonable attorneys' fees) based upon or arising out of Consultant's use of any Mercury Content or Third Party Content in violation of this Agreement (excluding claims under Section 10.1(b)); provided that Consultant shall not indemnify Mercury for any claims brought by or on behalf of Mark Aslett arising out of Consultant's provision of Services relating to or regarding Mr. Aslett or his employment with Mercury.

10.5. Indemnification Procedures. Promptly after the receipt by a Party (the "Indemnified Party") of notice of any claim, determination, suit or cause of action with respect to which the other Party is obligated to provide indemnification (the "Indemnifying Party") pursuant to this Agreement, the Indemnified Party shall give the Indemnifying Party written notice thereof, provided, however, that any delay by the Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party of its indemnification obligations only to the extent that such delay materially prejudices the Indemnifying Party's defense. The Indemnifying Party shall be entitled to assume control of the defense and the negotiations, if any, regarding settlement of this matter. If the Indemnifying Party assumes such control, the Indemnified Party shall be entitled to participate in the defense and negotiations of such matter at its own expense; if the Indemnifying Party does not assume control of the defense and negotiations, the Indemnified Party may conduct such defense and negotiations and its reasonable costs and expenses shall be subject to

indemnification. The Parties agree to cooperate in such negotiations, defense or settlement and to give each other full access to any information relevant thereto. The Indemnified Party shall not enter into any settlement of such matter without the written consent of the Indemnifying Party, and the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any settlement entered into without the written consent of the Indemnifying Party. If the consent of the Indemnified Party is required to effectuate any settlement negotiated by the Indemnifying Party, then such consent shall not be unreasonably withheld.

11. Limitation of Liability

11.1. Cap on Liability. Except for willful misconduct and fraud, the Parties agree that the total liability of each of the Parties for any breach of its obligations under this Agreement shall not exceed the total of fees received by Consultant under any Statement of Work out of which such liability arises.

11.2. Exclusion of Damages. EXCEPT FOR CLAIMS UNDER SECTION 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

12. Term and Termination

12.1. Term. This Agreement shall be effective upon the Effective Date and thereafter shall remain in effect until terminated in accordance with the terms hereof or 30 days after the termination of the final Statement of Work. Each Statement of Work shall be effective when signed by both Parties, and thereafter shall remain in effect until terminated (i) as provided in the applicable Statement of Work, or (ii) in accordance with the terms of this Agreement.

12.2. Termination for Convenience. [RESERVED].

12.3. Termination for Cause. [RESERVED].

12.4. Transition Cooperation. [RESERVED]

13. General

13.1. Force Majeure. [RESERVED].

13.2. Assignment. Neither this Agreement nor any rights and duties hereunder may be assigned or transferred, by operation of law or otherwise, or delegated by Consultant without the prior written consent of Mercury. Mercury may assign this Agreement to a subsidiary or affiliate or a successor in interest in case of a merger or acquisition of Mercury or in case of a transfer of

all or substantially all of its assets, or the assets of a major division, to another party. This Agreement shall be binding and shall inure to the benefit of any such successors and assigns of the respective Parties.

13.3. Notices. Any notice to be given hereunder by either Party to the other may be effected either by personal delivery in writing, by electronic means, or by mail, registered or certified, postage prepaid. Mailed notices shall be addressed to the Parties at the addresses appearing in the introductory paragraph of this Agreement, but each Party may change such address by written notice in accordance with this section. Electronic communications must be acknowledged by the recipient thereof (automatic notices of delivery do not constitute acknowledgement) or supplement by a mailed communication to be effective. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two (2) days after mailing. Each of the Parties may communicate with the other by electronic means and such communication is acceptable as a signed writing.

13.4. No Waiver. Any failure by either Party hereto to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that Party's right thereafter to enforce each and every term and condition of this Agreement.

13.5. Titles. The titles to the paragraphs of this Agreement are solely for the convenience of the Parties and are not an aid in the interpretation of this Agreement.

13.6. Governing Law and Jurisdiction. This Agreement is deemed to be made under and shall be construed according to the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws. All actions relating to this Agreement shall be brought in the appropriate state or federal court located in Boston, Massachusetts. Each of the Parties irrevocably consents to the jurisdiction and venue of the state and federal courts of the Commonwealth of Massachusetts.

13.7. Reference and Publicity. Consultant shall not use, and shall cause its employees or other personnel to refrain from using, Mercury's name, logo, trademark, or any other intellectual property of Mercury in any marketing or advertising materials, customer lists, or any website of Consultant without Mercury's prior written approval, which may be withheld for any reason. Consultant is permitted to use Mercury's name, logo and trademark in any description of his employment history with Mercury in any written, electronic or other medium.

13.8. Injunctive Relief. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement involving the disclosures of the Parties' Confidential Information including Mercury Content. As such, each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach without having to post a bond.

13.9. Survival. Termination of this Agreement or a Statement of Work shall in no way relieve either Party of its/his duties or obligations incurred pursuant to this Agreement or Statement of Work prior to termination thereof. The provisions of Paragraphs 5, 6, 8, 9, 10, and 11 shall survive any termination of this Agreement or the Statement of Work.

13.10. Entire Agreement. This Agreement and the Statements of Work constitute the entire Agreement between Consultant and Mercury; it shall not be amended, altered, or changed except by a written agreement signed by the Parties hereto.

IN WITNESS WHEREOF, the undersigned, by their Authorized Representatives, have executed this Agreement as of the day and year first set forth above.

Mercury Systems, Inc.

By:____________________
Name: Steven Ratner
Title: EVP, Chief Human Resources Officer

____
Christopher Cambria 1|25|2024
Consultant

EXHIBIT A

Statement of Work

Type of company providing the Services:

X Independent Contractor ___ Staffing Agency

Name & Contact Information: Christopher Cambria, Tel. (917) 873-3431, Email: cccamb@gmail.com

1. Description of Services:

   The Consultant, Christopher Cambria, will provide legal advice, services and support as reasonably requested upon reasonable notice from time to time by the office of the General Counsel in connection with: (1) the transition of his duties and transfer of his knowledge to one or more employees of the Company; and (2) the prosecution or defense of any legal matters arising from any facts or circumstances in existence on or prior to March 1, 2024 (with his monthly hours under the consulting agreement not to exceed 20% of the typical monthly hours previously incurred by him during his final three years of employment with the Company). The Consultant may engage in other employment and consulting during the term of this Agreement, provided that such other employment and consulting does not unreasonably interfere with Consultant's ability to perform the services to Mercury contemplated hereunder.

   Mercury acknowledges that (i) Consultant may need access to certain business records of Mercury, including any notes taken by Consultant during the course of his employment, to enable him to perform the Services, and (ii) Consultant may be unavailable for periods of time during the term of this Scope of Work for vacation or other reasons. Consultant will provide prior notice of any planned absences.

2. Description of Deliverables/Work Product (describe the tangible work product, if any to be furnished to Mercury in connection with the Services): N/A – None.

3. Location (the location at which the Services are to be performed – i.e. Mercury Andover, MA office, Mercury Hudson, NH office, other Mercury site, Company site): Consultant's location (remote)

4. Mercury Project Manager: John Storm or his designee in the Mercury Legal department

5. Rate of Pay: Fixed fee of $33,133.00 per month payable in advance on the first day of the month; once paid the fee for any month will not be refundable in whole or in part for that month or any prior period if the Consultant shall die during the month.

6. Period of Performance (must be entered in month/date/year format): 3/2/24 – 2/28/25

7. Name of person performing the Services: Christopher Cambria

By signing below, the parties agree that this Statement of Work is automatically made a part of the Consultant Agreement attached hereto as of last signature date below.

By signing below, Consultant confirms that he will fulfill all applicable regulatory or statutorily-required obligations relating to the engagement under this Statement of Work (e.g., payment of unemployment insurance, workers compensation insurance).

Mercury Systems, Inc.

By: [signature]
Name: Steven Ratner
Title: EVP, Chief Human Resources Officer
Date: 1/25/24

[signature]
Christopher Cambria
Consultant
Date: January 25, 2024